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EXHIBIT 99.9

FOR IMMEDIATE RELEASE
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DEF LEPPARD LAUNCHES "ROCKZIMITY MARKETING" ON AUGUST 23RD AT JOE LOUIS ARENA IN
                   DETROIT "WIN A TRIP TO THE SPARKLE LOUNGE"

 ACE MARKETING & PROMOTIONS INC. POWER " ROCKZIMITY MARKETING" BLUETOOTH & WIFI
      CONTENT DELIVERY SYSTEM FREE CONTENT TO ALL FANS ATTENDING THE SHOW


NEW YORK, NEW YORK AUGUST 18, 2008--DEF LEPPARD proves once again they are pioneers not only in music, but now, as leaders in the digital age, through a strategic partnership with MOBILE MARKETING FIRM ACE MARKETING & PROMOTIONS INC. On August 23rd at the group's concert in DETROIT, MI at the JOE LOUIS ARENA, Def Leppard will introduce their "ROCKZIMITY MARKETING," a Bluetooth & Wifi proprietary marketing technology, only from ACE Marketing & Promotions Inc.
(AMKT). Ace Marketing will power the delivery of exclusive content direct to the fans of Def Leppard, via Bluetooth and Wifi enabled "Hot Spots" at the show.

For the first time ever in an arena environment Def Leppard fans will be "WELCOMED TO THE SPARKLE LOUNGE" upon walking through the main entrance of Joe Louis Arena. They also can get a message that enables them to " WIN A TRIP TO THE SPARKLE LOUNGE" after the show. Fans will also receive select discounts on merchandise adding a third layer of value for the Def Leppard fan.

Def Leppard lead singer, Joe Elliott said of the program, "You have to differentiate your music in today's industry and how you introduce things to your audience. This is the direction for the future of the way fans connect with artists, it also adds another dimension to our live performance by getting the fans involved from the moment they walk though the door--literally."

Matt Gaines, Sr. Vice President of Marketing for Ace Marketing & Promotions stated "We are proud to partner with Def Leppard on this ground breaking initiative, we love firsts, this is a first for Rock music and a first for the fans of Def Leppard, it doesn't get any better than this. So come to the show with your Bluetooth visibility enabled, and experience "ROCKZIMITY," you could win a trip after the show to meet Def Leppard in " The Sparkle Lounge."

Def Leppard's "ROCKZIMITY MARKETING," will be activated at key HOT SPOT locations in and around Joe Louis Arena. Upon arrival at the venue. signs will direct fans to enable their Bluetooth or Wifi signal on their mobile device. Once fans are visible to the zone, they then will receive a message from the band. Upon accepting the message, fans will instantly begin receiving exclusive content from Def Leppard. There will be no cost to a fan, data charges or minutes of service incurred for content. ABOUT ACE MARKETING & ACE MARKETING & PROMOTIONS INC. Promotions Inc., based in New York, is a full-service promotional marketing company offering a wide array of business solutions. Ace Marketing is a global leader in proximity marketing with proprietary Bluetooth and Wi-Fi integrated technology that establishes the benchmark for how multimedia messages are being delivered. Established in 1998, the Company has built a successful, scalable business platform capable of consolidating a portion of the promotional products industry.

DEF LEPPARD

With more than 65 million albums sold worldwide and two prestigious Diamond Awards to their credit, Def Leppard--Joe Elliott (vocals), Vivian Campbell (guitar), Phil Collen (guitar), Rick "Sav" Savage (bass) and Rick Allen (drums)--continues to be one of the most important forces in rock music. Over the course of their career, the band has produced a series of classic groundbreaking albums that set the sound for generations of music fans and artists. The group's spectacular live shows, filled with powerful melodic rock anthems, have become synonymous with their name and they are an institution in the touring industry as they continue to sell out arenas worldwide. The band's latest album, Songs From The Sparkle Lounge (Bludgeon Riffola/Island/UMe), debuted at #5 on the Billboard Top 200, earning Def Leppard their highest-charting debut since 1992. Songs From The Sparkle Lounge contains 11 new songs including the hit single "Nine Lives," featuring a groundbreaking collaboration with country music superstar Tim McGraw.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995.


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Certain statements in this press release constitute "forward-looking statements"
within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

Contact: Ace Marketing & Promotions          Def Leppard
John Exley                                   Carleen Donovan/Press Here
AMKT@acornmanagement.com                     carleen@pressherepublicity.com
404-474-4638 x13                             212-246-2640